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                                                                     EXHIBIT 2.5


                           FORM OF SERVICES AGREEMENT

         This SERVICES AGREEMENT (this "Agreement") is made and entered into effective as of ________, 1999 (the "Effective Date") by and among HNC Software Inc., a Delaware corporation ("HNC"), on the one hand, and Retek Inc., a Delaware corporation ("Retek") and Retek Information Systems, Inc., a Delaware corporation ("RIS"), on the other hand.

                                    RECITALS

         A. Retek is currently a wholly-owned subsidiary of HNC and receives administrative and other services from HNC. RIS is also a wholly-owned subsidiary of HNC.

         B. Retek is considering carrying out an initial public offering of shares of its Common Stock pursuant to a registration statement filed under the Securities Act of 1933 ("Public Offering").

         C. After the closing of the Public Offering, HNC will own approximately _______% of the outstanding shares of Retek's Common Stock (the "Retained Shares") and, pursuant to the terms of a Separation Agreement dated as of ________, 1999 (the "Separation Agreement") among HNC, Retek and RIS, HNC will contribute to Retek all shares of RIS's outstanding stock held by HNC so that RIS will become a wholly-owned subsidiary of Retek. Unless otherwise defined herein, defined terms used in this Agreement shall have the meanings ascribed to them in the Separation Agreement.

         D. After the Public Offering, Retek and RIS desire to continue to obtain administrative and other services from HNC, and HNC desires to continue to provide such services, during the term of this Agreement on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HNC and Retek, for themselves, their successors and assigns, hereby agree as follows:

                               ARTICLE I: SERVICES

         1.1 Services Provided. Subject to the terms and conditions of the Agreement, during the term of this Agreement, HNC agrees to provide to Retek and RIS the services described in Exhibit A to this Agreement (collectively, the "Services").

         1.2 Business Insurance Coverage. During the term of this Agreement, HNC will use good faith efforts to extend coverage to Retek and RIS under HNC's insurance policies for those







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(and only those) types of insurance coverage that are expressly listed in
Exhibit B to this Agreement (the "Insurance Coverage") by adding (or maintaining) Retek and RIS as named insureds under the policy or policies in question and advancing the applicable premiums necessary to extend such insurance coverage to Retek and RIS.

         1.3 Additional Services. In the event that Retek or RIS requires services which exceed the scope or extent of the Services HNC has agreed to provide to Retek under this Agreement, and if HNC in its sole discretion agrees in writing to provide such services to Retek or RIS, then HNC and Retek, shall negotiate in good faith an adjustment to the fee payable by Retek hereunder; provided, however, that the fee or fees charged to Retek for such services shall be no less favorable to Retek than the charges for comparable services from unaffiliated third parties.

                        ARTICLE II: BILLING AND PAYMENT.

         2.1 Fees for Services. Retek shall pay to HNC a fee for each of the Services provided by HNC to Retek and/or RIS hereunder, the amount of which fee shall be calculated in accordance with the applicable provisions of Part 2 of Exhibit A ("Fees for Services") corresponding to such Services. In addition, Retek shall pay to HNC a fee for the Insurance Coverage calculated in accordance with the provisions of Exhibit B.

         2.2 Billing. On a monthly basis, HNC shall submit to Retek for payment a billing invoice setting forth the amount of fees payable by Retek to HNC for Services rendered and/or business insurance premiums. HNC, at its option, may also invoice Retek for any costs paid by HNC to third-parties in the course of providing any Services ("Third-Party Costs") or any premiums relating to the Insurance Coverage immediately upon payment of such Third-Party Costs or premiums by HNC.

         2.3 Payment. Retek shall pay in full to HNC the amount due as stated on each HNC invoice within thirty (30) days after the date of such invoice; provided that Retek shall pay in full the amount of any Third-Party Costs or premiums for Insurance Coverage billed to Retek on any HNC invoice within ten
(10) days of the date of such invoice.

         2.4  Taxes. In addition to the payments to be made by Retek under this
Article II, Retek will pay all taxes, including without limitation sales and use taxes and value added taxes, if imposed by any government as a result of Retek's payment to HNC of any of the fees and costs payable by Retek hereunder.

         2.5 RIS Guarantee. Retek shall be primarily liable for the payment of all amounts payable to HNC under this Agreement, but RIS hereby guarantees and promises to pay HNC in full, upon HNC's demand, the full amount of any and all payments that are due and payable by Retek to HNC under this Agreement that have not been paid in full when due, without any right of offset or counterclaim.





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                       ARTICLE III: TERM AND TERMINATION

         3.1 Initial Term. The initial term of this Agreement shall commence on the date hereof and shall continue for a period ending on ____________________
___________________ .

         3.2 No Voluntary Termination of Certain Services. Notwithstanding the provisions of Section 3.1 or Section 3.4, all Services relating to the preparation of consolidated financial statements and tracking of fixed assets and inventory (a) may not be terminated by Retek so long as HNC is required to consolidate its financial statements with Retek in accordance with generally accepted accounting principles ("GAAP"), and (b) will terminate only when HNC is no longer required to consolidate its financial statements with Retek in accordance with GAAP.

         3.3  Discontinuation of Services.

              3.3.1 By Retek. Except as provided in Section 3.2, Retek may elect (on behalf of itself and RIS) to discontinue receiving any Service (including but not limited to any employee benefit) or any Insurance Coverage to be provided by HNC hereunder by providing HNC at least thirty (30) days' advance written notice of Retek's election to discontinue such Services or Insurance Coverage and paying HNC any accrued but unpaid sums for any Service commenced or partially or fully performed by HNC, or any insurance premium paid by HNC hereunder, for which Retek has not previously paid HNC in full. Neither Retek nor RIS will not be entitled to any rebate or refund of sums it previously paid to HNC under this Agreement as a result of any such discontinuation by Retek.

              3.3.2 By HNC. Without incurring any liability to Retek whatsoever, HNC may, in its sole discretion, elect to discontinue providing any Service or Services hereunder to Retek or discontinue any Insurance Coverage hereunder, by providing Retek at least sixty (60) days' advance written notice of HNC's election to discontinue providing such Services and/or Insurance Coverage.

         3.4  Default and Remedies; Termination.

              3.4.1 Event of Default. A party to this Agreement will be in default hereunder if (a) such party commits a material breach of any term or condition of this Agreement and such breach continues uncured for thirty (30) days (or ten (10) days in the case of a failure by Retek to pay HNC any sums payable to HNC when due under this Agreement) following receipt of written notice of such breach from the other party.

              3.4.2 Remedies. In the event of a default by Retek hereunder, HNC may exercise any or all of the following remedies: (a) declare immediately due and payable all sums for which Retek and/or RIS is liable under this Agreement; (b) decline to provide any Service or Services or Insurance Coverage hereunder; and/or (c) terminate this Agreement. In the event of any default by HNC hereunder, Retek may terminate this Agreement. In addition to the




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foregoing, a non-defaulting party will have all other rights and remedies available at law or equity.

              3.4.3 Termination on Notice. Except as provided in Section 3.2, this Agreement may be terminated (in addition to a termination pursuant to Section 3.4.1 or Section 3.4.2) at any time at the option of either HNC or Retek upon ninety (90) days' prior written notice of termination given to the other in accordance with this Agreement.

              3.4.4 Effect of Termination. Termination of this Agreement will not effect or terminate the effectiveness of the provisions of Sections 3.2 or 4.2, which shall survive termination of this Agreement and remain in effect thereafter.

                        ARTICLE IV: RECORDS AND ACCOUNTS

         4.1 Records of HNC. HNC shall maintain accurate records and accounts of all transactions relating to its performance of the Services pursuant to this Agreement. Such records and accounts shall reflect such information as would normally and reasonably be examined by an independent accountant in performing a complete audit in accordance with GAAP for the purpose of certifying financial statements and shall be maintained by HNC in a manner that will enable an independent accountant to complete an audit of Retek in accordance with GAAP. Retek shall have the right to inspect and copy, at its expense upon reasonable notice and at reasonable intervals during HNC's regular office hours, the separate records and accounts maintained by HNC relating to the Services, provided that such records shall be Confidential Information of HNC and shall be held in confidence by Retek as provided in Section 8.2 hereof.

         4.2 HNC Oversight of Retek Accounting. So long as HNC is required to consolidate its financial statements with Retek under GAAP, HNC shall have the right to oversee and review Retek's accounting policies and practices and Retek will not change its accounting policies or practices without the prior written approval of HNC, which approval may be withheld in HNC's sole discretion, unless Retek's independent accountants advise Retek that its accounting policies and practices must be changed to conform with GAAP or are necessary in order to improve Retek's internal accounting controls.

             ARTICLE V: OBLIGATIONS; LIMITATIONS; SERVICE PROVIDERS

         5.1 Limitations on HNC's Obligations. Notwithstanding anything herein to the contrary, HNC may, at its sole discretion, decline to provide any Service hereunder if: (a) facilities or personnel of HNC are not reasonably available to provide such Service; (b) providing such Service requested by Retek or RIS would materially interfere with HNC's conduct of its business; or (c) in HNC's good faith judgment based upon the advice of its tax advisors, HNC's providing such Service could result in significant tax disadvantages for HNC, could conflict with any applicable law, regulation or ordinance or could result in a conflict of interest.

         5.2 Service Providers. Services to be provided by HNC hereunder may, in HNC's sole discretion, be provided by employees or service providers of HNC or any of its subsidiaries





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(other than Retek), HNC shall remain responsible, in accordance with the terms of this Agreement, for performance of any Service it causes to be so provided.

         5.3 Changes. Notwithstanding anything to the contrary herein, HNC may, at any time and in its sole discretion, change in any reasonable respect the manner, scheduling or timing of the Services to be rendered, provided that HNC provides Retek at least thirty (30) days' prior written notice of such change.

         5.4 Rights of HNC. Nothing in this Agreement shall limit or restrict the right of HNC or any of HNC's directors, officers or employees, agents, subsidiaries or affiliates to engage in any other business or devote their time and attention in part to the management or other aspects of any other business, whether of a similar nature, or to limit or restrict the right of HNC to engage in any other business or to render services of any kind to any entity.

               ARTICLE VI: DISCLAIMER; LIABILITY; INDEMNIFICATION

         6.1 Disclaimer of Warranty. ALL SERVICES AND INSURANCE COVERAGE PROVIDED HEREUNDER ARE PROVIDED TO RETEK AND RIS ON AN "AS IS" BASIS WITHOUT WARRANTY OF ANY KIND. HNC HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         6.2 Limitation on Liability. HNC shall have no liability whatsoever to Retek or RIS for any error, act or omission in connection with the Services to be rendered by HNC to Retek hereunder unless any such error, act or omission is attributable to HNC's willful misconduct or gross negligence.

         6.3 Independent Contractors. The parties will operate as, and have the status of, independent contractors and will not act as or be an agent, partner, co-venturer or employee of the other party. Except as expressly provided in this Agreement, neither party will have the right or authority to assume or create any obligations on behalf of any other party, or to bind the other party in any respect whatsoever. HNC shall be entitled to determine the means and manner by which it performs the Services hereunder.

                          ARTICLE VII: OTHER AGREEMENTS

         7.1 Alternative Services. It is acknowledged that from time to time Retek or RIS may find it necessary or desirable either to enter into agreements covering services of the type contemplated by this Agreement to be provided by parties other than HNC or to enter into other agreements with other parties covering Services or functions to be performed by HNC hereunder. Except as provided in Section 3.2, nothing in this Agreement shall be deemed to limit in any way the right of Retek or RIS to acquire such Services from others or to enter into such other agreements; provided that in no such event shall the fees to be paid to HNC pursuant to Section 2 hereof be reduced on account thereof unless this Agreement is terminated, or the applicable Services are discontinued in accordance with Section 3.3 hereof.





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                          ARTICLE VIII: CONFIDENTIALITY

         8.1 Confidential Information. Each party acknowledges that, in connection with the performance of this Agreement, it may receive certain confidential or proprietary information and materials of the other party ("Confidential Information").

        8.2 Confidentiality. Subject to Section 8.3, each party and each of its subsidiaries shall hold and shall cause its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all Confidential Information (other than any such information relating solely to the business or affairs of such party) concerning the other party (except to the extent that such information can be shown to have been (i) in the public domain through no fault of such party, (ii) later lawfully acquired on a non-confidential basis from other sources by the party to which it was furnished, and without breach of any obligation or duty by a third-party concerning confidentiality, (iii) independently generated without reference to any proprietary or Confidential Information of the other party, or (iv) information that may be disclosed pursuant to any Ancillary Agreement). No party shall release or disclose any such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of and agree to comply with the provisions of this Section 8.2.

         8.3 Protective Arrangements. If any party hereto (or any of its subsidiaries) either (a) determines on the advice of its counsel that it is required to disclose any Confidential Information pursuant to applicable law (including but not limited to disclosure required pursuant to the Code, the Securities Act or the Exchange Act, including the disclosure of financial and other information in filings or reports made under the Securities Act or the Exchange Act) or (b) receives any demand under lawful process or from any Governmental Authority, to disclose or provide information of any other party hereto (or any of its subsidiaries) that is subject to the confidentiality provisions hereof, such party shall (except with respect to filings in reports under the Exchange Act that require such disclosure) notify the other party prior to disclosing or providing such information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Confidential Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

                            ARTICLE IX: MISCELLANEOUS

         9.1 Assignment. This Agreement may not be transferred or assigned by any party hereto, whether voluntarily or by operation of law, without the prior written consent of the other; provided, however, that the rights and obligations of HNC may be assigned, without the consent of Retek or RIS, pursuant to a merger, exchange, recapitalization or other reorganization to which HNC is a party or by operation of law. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This




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Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

         9.2 Governing Law. This Agreement shall be governed by the internal laws of the State of California (without regard to that state's laws regarding conflict of laws) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

         9.3 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and both of which together shall be deemed to be one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

         9.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon receipt if delivered personally, by a national overnight delivery service or by facsimile transmission, or upon deposit in the U.S. mail (certified or registered mail, postage prepaid, return receipt requested):

If to HNC, to:                               If to Retek or RIS, to:

    HNC Software Inc.                        Retek Inc.
    5935 Cornerstone Court West              Midwest Plaza, 801 Nicollet Mall
    San Diego, CA 92121-3728                 11th Floor
    Attention:  Chief Financial Officer      Minneapolis, MN 55402
    Facsimile:  (858) 799-1501               Attention:  Chief Financial Officer
                                             Facsimile:  (612) 630-5641


or to such other person or address as any party shall specify by providing notice in writing to the other party in the manner specified above. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which hand delivered, the business day following deposit with a national overnight delivery service, one (1) business day after transmission of the facsimile transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error, or on the third business day following the date on which so mailed, except for a notice of change of address, which shall be effective only upon receipt thereof.

         9.5 Force Majeure. A party will not be deemed to have breached this Agreement to the extent that performance of such party's obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, shortage of materials or supplies, labor unrest or other cause beyond the reasonable control of such party (a "Force Majeure"); provided that the party whose performance is delayed or




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prevented promptly notifies the other party of the Force Majeure preventing or delaying performance; and provided further that if the prevention or delay of performance continues for more than sixty (60) days, then the other party may terminate this Agreement by providing written notice of termination.

         9.6 Waiver; Amendment. This Agreement may be amended only by the written agreement of the parties hereto. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. Failure by either party, at any time, to require performance by the other party or to claim a breach of any provision of this Agreement shall not be construed as a waiver of any right accruing under this Agreement, nor shall it affect any subsequent breach or the effectiveness of this Agreement or any part hereof, or prejudice either party with respect to any subsequent action.

         9.7 Entire Agreement. This Agreement and its Exhibits contains the entire agreement and understanding of the parties hereto with respect to its subject matter. This Agreement supersedes all prior agreements and understandings, oral or written, with respect to its subject matter. This Agreement is made and entered into pursuant to the Separation Agreement.

         9.8 Limitation of Liability. NO PARTY HERETO WILL BE LIABLE TO ANY OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE, INCLUDING WITHOUT LIMITATION LOSS OF DATA, SERVICES, PROFITS, REVENUE, BUSINESS OR SERVICE INTERRUPTION IN CONNECTION WITH, OR RELATED TO, THE PERFORMANCE OF THIS AGREEMENT, OR ARISING OUT OF THE SERVICES RENDERED HEREUNDER, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT (INCLUDING WITHOUT LIMITATION BREACH OF THIS AGREEMENT OR TERMINATION OF THIS AGREEMENT), TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF ANY OTHER PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE IN ADVANCE.

         9.9 Survival. The provisions of Section 3.2, Article VI, Article VIII and Article IX hereof shall survive any termination of this Agreement. Termination of this Agreement will not terminate any obligation of Retek or RIS to pay for any Services rendered, or any insurance provisions or other costs paid by HNC, prior to the effective date of termination.

         9.10 Severability. In the event any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, then such provision will, to the extent permitted by such court, not be voided but will instead be construed to give effect to its intent to the maximum extent permissible under applicable law and the remainder of this Agreement will remain in full force and effect according to its terms.

         9.11 Construction. This Agreement will be interpreted in accordance with its terms and without any strict construction in favor of or against either of the parties.





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         9.12 Section Headings. The Section headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement.

                         ARTICLE X: DISPUTE RESOLUTION.

         10.1 Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity hereof, or any transaction contemplated hereby shall be resolved in accordance with the procedures set forth in Article VII of the Separation Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date set forth above.



HNC SOFTWARE INC.                           RETEK INFORMATION SYSTEMS, INC.


By:                                         By:
    ----------------------------------          --------------------------------
Name:                                       Name:
    ----------------------------------            ------------------------------
Title:                                      Title:
    ----------------------------------             -----------------------------




                                            RETEK INC.


                                            By:
                                                --------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                   -----------------------------













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